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Exhibit 10.45
December 6, 2022

Rasesh Patel (“you” or “Executive”)
    RE: Side Letter Agreement Regarding Certain Terms of Employment
Dear Rasesh:
As you are aware, Vivint Smart Home, Inc. (the “Company”) has entered into a merger agreement (the “Merger Agreement”) with NRG Energy, Inc. (“Parent”) and the other parties enumerated therein, dated as of the date hereof, pursuant to which the Company will be become a wholly owned subsidiary of Parent (the “Merger”).
We are excited to have the benefit of your vision and leadership in connection with this transformational transaction for both the Company and Parent, and we are confident that your service with the Company following the closing of the Merger (the “Closing”) will contribute significantly to the Company’s continued success. Your title following the Closing will be President of Vivint Smart Home or a mutually agreed enhanced title and we expect that your role with the Company following the Closing will involve expanded authority and responsibility as a result of the Company integrating additional Parent products and services into its business. In recognition of the critical importance of your continuing role with the Company following the Closing, we are pleased to offer you certain enhanced severance protections and the opportunity to earn a retention bonus on the terms and conditions set forth below.
Reference is made to your Amended and Restated Employment Agreement with the Company, dated as of June 20, 2022, (the “Employment Agreement”). Capitalized terms not otherwise defined herein have the definitions ascribed thereto in the Employment Agreement.
Effective as of, and subject to and contingent upon, the Closing, in consideration for the promises and mutual covenants herein, including the payments benefits you will receive in connection with the Merger, you, the Company and Parent agree as set forth below. For the avoidance of doubt, in the event the Merger Agreement is terminated in accordance with its terms, this letter agreement shall be null and void ab initio.
1.Compensation Levels; LTI.
a.Effective following the Closing, your Base Salary will be $675,305, your Annual Target Bonus will be $405,183.60 and your annual target long-term incentive award will be $3,000,000 (the “Annual Target Long-Term Incentive Award”).
b.If the Closing occurs on or prior to March 31, 2023, and, as of the Closing date, the Company has not previously awarded your Annual Target Long-Term Incentive Award for 2023, Parent shall award to you as of a date no later than March 31, 2023, your Annual Target Long-Term Incentive Award for 2023. If the Closing occurs after March 31, 2023, and, as of the Closing date, the Company has not previously awarded your Annual Target Long-Term Incentive Award for 2023, Parent shall award such Annual Target Long-Term Incentive Award for 2023 within 30 days following the Closing. Your Annual Target Long-Term Incentive Awards for 2024 and 2025 shall be awarded by Parent as part of Parent’s normal annual grant cycle for its Section 16 officers (it being expected that you will be a Section 16 officer of Parent), but no later than March 31 of each such year. The Annual Target Long-Term Incentive Award shall be granted with the same vesting terms (including with respect to the mix of time- and performance-based vesting conditions) as similarly situated executives of the Company (if the Company issues the 2023 Annual Target Long-Term Incentive Award) or Parent (in all other cases) and its affiliates on the date (subject to the foregoing requirements regarding the timing of the 2023 Annual

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Target Long-Term Incentive Award) which Parent makes its normal annual grants for similarly situated executives of Parent and its affiliates and shall otherwise be subject to the terms and conditions of Parent’s applicable equity incentive plan and award agreement, as applicable generally to Parent’s and its affiliates’ similarly situated executives except, as explicitly provided herein.
2.Amendment of “Good Reason” Definition. The definition of “Good Reason” in Section 5(e)(i) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
“Good Reason” shall be deemed to exist upon the occurrence of (A) a reduction in Executive’s Base Salary, Annual Target Long-Term Incentive Award, Annual Target Bonus or Retention Bonus; or (B) a material diminution in Executive’s title as President of Vivint Smart Home or title that is mutually agreed upon by the parties, or Executive’s being given duties and responsibilities materially ceasing to be reasonably related to those customarily performed by an officer with that title (albeit at a private subsidiary of a larger public organization or in connection with the Company’s ceasing to be a public company); or (C) Executive ceasing report to the CEO of Parent; (D) the relocation of Executive’s primary office location to a location that is more than 50 miles from Executive’s primary office location, in each case without Executive’s prior written consent; or (E) the Company’s material breach of any of the provisions of this Side Letter Agreement, the Employment Agreement, or any other material agreement to which Executive is party with the Company or its affiliates; provided that none of the foregoing events shall constitute Good Reason unless the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason and Executive actually terminates employment within 30 days following the expiration of the Company’s 30-day cure period (otherwise, any claim of such circumstances as Good Reason shall be deemed irrevocably waived by Executive); and provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following Executive’s knowledge of its occurrence, unless Executive has given the Company written notice thereof prior to such date.
3.Certain Terminations of Employment; Walk Right. Notwithstanding anything to the contrary in the Employment Agreement, in the event:
a.your employment with the Company, Parent or an affiliate is terminated (x) by the Company without Cause, (y) by you for Good Reason (as defined above), or (z) due to death or Disability, in each case, at any time from the Closing and prior to or on the 24-month anniversary of the Closing;
b.the Company or its affiliate, as applicable, delivers a notice of non-renewal of the Employment Agreement; or
c.you resign for any reason during the 30 days following the 24-month anniversary of the Closing (the “Walk-Right Period”), then you will be entitled to receive (i) the severance payments and benefits described in Section 5(e) of the Employment Agreement, (ii) full acceleration at target level of performance of the unvested equity awards that are then outstanding that were granted prior to the date hereof and those granted in respect of 2023 (the “Pre-CIC Awards”) and (iii) any of the four Retention Bonus payments described in Section 3(c) of your Employment Agreement that have not previously been paid (the “EA Retention Bonus”), in each case, payable in accordance with the terms of the Employment Agreement governing a termination by the Company without Cause (including any requirement to execute and not revoke a Release or comply with any restrictive covenants as set forth in Section 5(e) of the Employment Agreement). The parties acknowledge and agree that this Side Letter Agreement replaces and supersedes Section 3(f) of the Employment Agreement which shall no longer be operative and that equity awards granted in respect of 2024 and later (the “Post-CIC Awards”) shall not

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be subject to accelerated vesting other than as provided in this Section 3 or Section 4 of this Side Letter Agreement or the terms of such awards.
4.Equity Acceleration Upon Death or Disability. Notwithstanding anything to the contrary in the Employment Agreement or any other agreement between you, on the one hand, and the Company or Parent, on the other hand, in the event your employment with the Company, Parent or an affiliate is terminated due to death or Disability, 100% of your unvested equity awards that are outstanding as of the date of such termination (whether pre-CIC Awards or Post-CIC Awards) shall vest at target level of performance as of such date.
5.No Reduction in Base Salary, Bonus and LTI. For the 25-month period following the Closing and subject to your continued employment, Parent shall not, and shall cause the Company or any applicable affiliate not to, reduce your Base Salary, Annual Target Long-Term Incentive Award, Annual Target Bonus, or EA Retention Bonus and you shall be eligible for benefits on the same terms as similarly situated executives of Parent and its affiliates.
6.Retention Bonus. Parent shall cause the Company to pay you a cash retention bonus equal to $1,500,000 (the “Parent Retention Bonus”) payable in two $750,000 installments, subject to your continuous employment by the Company through each applicable date, as follows: (i) the first installment shall be payable for your continuous service through the date that is 12 months following the Closing, and (ii) the second installment shall be payable for your continuous service through the date that is 24 months following the Closing. Any unpaid portion of the Retention Bonus shall become immediately payable, subject to the execution and non-revocation of the Release in accordance with Section 5(f) of the Employment Agreement, upon the occurrence of any of the following events on or within the 24 months following the Closing:
a.you are terminated by the Company or its affiliates without Cause; or
b.you resign your employment with the Company or its affiliates for Good Reason; or
c.you die or become Disabled.
To the extent earned or accelerated as set forth above, your Parent Retention Bonus shall be paid on the next payroll date following the applicable vesting date or acceleration date, less applicable withholding taxes. For the avoidance of doubt, the Parent Retention Bonus is distinct from, and shall be in addition to, the EA Retention Bonus.
7.Termination of Employment Agreement. Except as explicitly provided herein, the Employment Agreement shall remain in full force and effect through the Walk-Right Period; provided, however, that your Employment Agreement shall automatically expire following the Walk-Right Period and unless otherwise mutually agreed in writing between the parties, you shall not be entitled to any severance or payments following the end of such Walk-Right Period.
You acknowledge and agree that nothing in this letter agreement shall confer upon you any right to continue in the employ of the Company, Parent or any affiliate or interfere in any way with any right to terminate such employment at any time for any reason whatsoever (whether for Cause or without Cause) without liability, except as may be specifically provided in this letter agreement, the Employment Agreement or other agreements with the Company or Parent to which you are a party. Your Parent Retention Bonus granted hereunder shall not be deemed to create a trust or other funded arrangement. Your rights with respect to the Parent Retention Bonus shall be those of a general unsecured creditor of the Company and Parent, and under no circumstances shall you have any other interest in any asset of the Company, Parent or any affiliate by virtue of the Parent Retention Bonus. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this letter agreement have been made or entered into by either party with respect to the subject matter hereof. This letter agreement is governed by the laws of the State of Utah without regard to its

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conflict-of-law rules and each of the parties hereby submits to the exclusive jurisdiction of any federal or state court sitting in the State of Utah with respect to any claim or action arising relating to this letter agreement. This letter agreement may be executed in counterparts.
We look forward to working with you during this transformational period.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this letter agreement to be executed as of the date first written above.
COMPANY:
VIVINT SMART HOME, INC.
By:     /s/ David Bywater
    Name:    David Bywater
    Title:    Chief Executive Officer

PARENT:
NRG ENERGY, INC.
By:     /s/ Mauricio Gutierrez
    Name:    Mauricio Gutierrez
    Title:     President and Chief Executive Officer

/s/ Rasesh Patel
Rasesh Patel
[Signature Page to Letter Agreement]